Exhibit 23.6

CONSENT OF WAYNE GENCK

I, Wayne Genck, hereby consent to the use of my name in connection with reference to my involvement in the preparation of the following technical report (the “Technical Report”):

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Technical Report titled “Update Feasibility Study and Mineral Reserve Estimation to Support 40,000 tpa Lithium Carbonate Production at the Cauchari-Olaroz Salars, Jujuy Province, Argentina”, dated August 19, 2019.

and to references to the Technical Report, or portions thereof, in the Annual Report on Form 40-F of Lithium Americas Corp. (the “Company”) for the year ended December 31, 2019 (the “Form 40-F”), filed with the United States Securities and Exchange Commission (the “SEC”).

I also hereby consent to the use of my name in connection with reference to my involvement in the preparation of the Technical Report, to references to the Technical Report, or portions thereof, and to the inclusion or incorporation by reference of the information derived from the Technical Report related to me in the Company’s Form S-8 Registration Statement being filed with the SEC, and any amendments thereto.

/s/ Wayne Genck
Wayne Genck

May 8, 2020